EXHIBIT 99.1

Contact: Diane Renihan
Chief Financial Officer
425-943-8444

COINSTAR’S 2002 EBITDA EXPECTED TO EXCEED PREVIOUS GUIDANCE

-Company to recognize deferred tax assets in the fourth quarter-

- Repurchased $7.5 million of common stock -

BELLEVUE, Wash.—Jan. 13, 2003—Coinstar Inc. (Nasdaq: CSTR) today announced that it expects its 2002 earnings before interest, taxes, depreciation and amortization, non-cash stock-based compensation and other income/expense (EBITDA) to exceed previously issued guidance. The Company also announced that it will recognize its deferred tax assets in the fourth quarter of 2002, resulting in a one-time, non-cash increase in net income of approximately $42.6 million, or approximately $1.87 per fully diluted share. Finally, Coinstar announced that as of December 31, 2002, it has repurchased 299,500 shares of its common stock at an average price of approximately $25 per share.

“I am pleased that our 2002 performance continues to meet or exceed our own very high expectations. Furthermore, this performance is independent of any positive impact of the share repurchase and recognition of deferred tax assets in the fourth quarter,” said Dave Cole, Coinstar’s Chief Executive Officer.

Updated 2002 Expectations

Based on preliminary data, Coinstar anticipates that 2002 revenues for North America and the United Kingdom will be approximately $149.6 million and $6.1 million, respectively. North American EBITDA, as well as net income and fully diluted earnings per share, before the one-time non-cash tax benefit and the share repurchase, are expected to exceed the high-end of previously issued guidance. In addition, 2002 EBITDA for the United Kingdom is expected to exceed the high-end of previously issued guidance.

Previous 2002 guidance consisted of the following:

North America

•	Revenues of $148.5 to $150.0 million

•	Direct contribution of $84.0 to $85.5 million

•	EBITDA of $50.0 to $51.5 million

•	Net income from continuing operations of $21.5 to 23.0 million

•	Earnings per share of $0.95 to $1.00

United Kingdom

•	Revenues of $5.4 to $6.0 million

•	EBITDA of ($100,000) to $300,000

Actual consolidated results, including details on the North American and United Kingdom segments, for the 2002 fourth quarter and full year will be announced on February 6, 2003. In addition, 2003 guidance will be updated as appropriate.

Deferred Tax Assets

Coinstar also announced that it will recognize its deferred tax assets in the fourth quarter of 2002, resulting in a one-time, non-cash increase in net income of approximately $42.6 million, or approximately $1.87 per fully diluted share. As required by Statement of Financial Accounting Standards No. 109 (FAS 109), the Company recognizes tax assets on its balance sheet if it is “more likely than not” that they will be realized on future tax returns. The deferred tax assets primarily represent the income tax benefit of net operating losses (NOL’s) that the Company has incurred since inception.

Until the fourth quarter of 2002, Coinstar provided a full valuation allowance against its deferred tax assets. Based upon a recent review of historical operating performance and Coinstar’s expectation that it can generate sustainable consolidated net income for the foreseeable future, the Company now believes it is more likely than not that these deferred tax assets will be fully utilized.

Based on this expectation, Coinstar will begin to report income tax expense for book purposes. As required by FAS 109, the income tax expense for future earnings reports will be based on a blended federal and state rate of approximately 37% – 38%. While this income tax expense will reduce net income, it is important to note that no cash taxes will be paid, other than required alternative minimum tax (AMT) payments, until the tax credits have been fully utilized.

“This accounting action has no impact on our operations. It’s simply a requirement under FAS 109 for companies that experience a period of losses followed by anticipated profits,” stated Diane Renihan, Chief Financial Officer of Coinstar.

Share Repurchase

The Company repurchased approximately $7.5 million worth of common stock, or 299,500 shares at an average price of approximately $25 per share, through December 31, 2002. These purchases were made under the $15 million share repurchase program announced by the Board of Directors on August 1, 2002. Under the Company’s current debt covenants, it can repurchase an additional $7.5 million in common stock under the repurchase program provided it simultaneously pays down its term debt on a dollar-for-dollar basis.

“We expect to continue our focus on enhancing shareholder value by prudently using our cash flow to opportunistically repurchase shares, invest in opportunities that have the potential to grow our business, and to otherwise strengthen our balance sheet,” continued Diane Renihan.

About Coinstar Inc.

Coinstar Inc. owns and operates the only network of supermarket-based machines that offer coin counting and other electronic services. The company has more than 10,000 machines linked by a sophisticated interactive network throughout the United States, as well as in Canada and the United Kingdom.

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This press release contains forward-looking statements relating to Coinstar’s anticipated growth and future operating results that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Coinstar’s financial performance for the fourth quarter and full year of 2002 and full year 2003. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, the ability to obtain new agreements with potential retail partners for the installation of Coinstar units and the retention of the current agreements with our existing retail partners in North America and the United Kingdom, the successful deployment and operation of our coin processing network, customer utilization of our service, and additional potential competitors. These and other risks are more fully described under the caption “Risk Factors” included in the most recent reports filed with the Securities and Exchange Commission by Coinstar Inc. Coinstar undertakes no duty or obligation to update the information provided herein. These forward-looking statements reflect Coinstar’s expectations as of January 13, 2003.

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